Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Hagerty, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	4,724,560(2)	$9.435(3)	$44,576,223.60	$0.0001102	$4,912.30
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	713,684(4)	$9.435(3)	$6,733,608.54	$0.0001102	$742.04
Total Offering Amounts								$5,654.34
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$5,654.34

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
Consists of 4,724,560 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon exchange of units of The Hagerty Group, LLC issued pursuant to that certain Contribution and Exchange Agreement with Broad Arrow Holdings LLC, Broad Arrow Group, Inc. (“Broad Arrow”), and certain other contributor parties thereto (the “BAG Agreement”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of the Class A Common Stock as reported on the New York Stock Exchange on January 31, 2023.

(4)	Consists of 713,684 shares of Class A Common Stock issued to certain of Broad Arrow’s non-U.S. stockholders in connection with the BAG Agreement.